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February 16, 1996




John C. Miles, II
570 West College Avenue
York, PA   17405

Re: Amendment to Employment Agreement

Dear John:

This letter agreement shall amend your Employment Agreement dated December 31, 1987 with Dentsply Holdings Inc., the predecessor in interest to Dentsply International Inc. (the "Company"), as described herein. In consideration for your appointment as President and Chief Executive Officer of the Company, you agree that for a period of two years ending December 31, 1997, the Company may reappoint you to the position of President and Chief Operating Officer at any time during said two year period. In the event you decline said reappointment, severance payments made to you pursuant to Section 3.5 of your Employment Agreement will be based upon the rate of salary and other benefits paid to you as President and Chief Operating Officer immediately prior to your appointment as President and Chief Executive Officer on January 1, 1996. In all other respects, your Employment Agreement shall remain in full force and effect.

If this letter correctly sets forth your agreement with the Company, please sign the duplicate copy of this letter and return it to me.

Very truly yours,



Burton C. Borgelt
Chairman


Accepted this         day of
February, 1996.

- ---------------------------------
John C. Miles II


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